Exhibit 10.1

FIRST AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

This First Amendment to the Non-Qualified Stock Option Agreement (the “Amendment”) shall be made effective as of the __ day of _______ 2019, by and between H.B. Fuller Company (the “Company”) and the undersigned Participant.

A.

Company and Participant entered into a Non-Qualified Stock Option Agreement under the H.B. Fuller Company 2016 Master Incentive Plan dated October 20, 2017 (the “NQSO Agreement”). Capitalized terms not defined herein shall have the definitions ascribed to them in the NQSO Agreement.

B.	The Company and the Participant now desire, by and through this First Amendment, to amend the NQSO Agreement according to the terms set forth below:

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, the parties agree to amend the NQSO Agreement as follows:

1.	Paragraph 2(a) of the NQSO Agreement shall be deleted and replaced with the following:

2.     Vesting and Term of Option.

(a)     If Participant remains continuously employed by the Company or an Affiliate through January 31, 2021 (the “Measurement Date”), the Option Shares that vest and become exercisable pursuant to this Section 2 will be determined by reference to the Company’s 2020 Fiscal Year Adjusted EBITDA, as provided in the table below:

2020 Fiscal Year Adjusted EBITDA	% of Option Shares Vested
Below $___ million	0%
$___ million (threshold)	50%
$___ million (target)	100%
$____ million or above (superior maximum)	150%*

Note: Performance between threshold and superior maximum will be calculated on a pro rata basis. Payout is calculated for each incremental increase in performance (straight line interpolation). Fractional vested Shares will be rounded down to the nearest whole Share.

* Maximum award is subject to the annual award limitation of 500,000 Shares under the H.B. Fuller Company 2016 Master Incentive Plan.

For purposes of this Section 2(a), “Adjusted EBITDA” means the adjusted net income attributable to H.B. Fuller Company + interest expense + interest income + income taxes + depreciation + amortization. Adjustments include items as publicly disclosed in the Company’s quarterly earnings release. In addition, the target will be adjusted as follows:

1.	Acquisitions and divestitures will be excluded, based on the previous rolling 12 months EBITDA;

2.

Currency Adjustment: If the average for the Dow Jones USD worldwide currency index (DXY) moves more than an established band of +/-3% (“the currency band”) from the date of this Amendment, then the target will be adjusted by the percentage change in the average value of the DXY in fiscal year 2020 versus the DXY at the date of this Amendment.

The Option shall in all events terminate on October 20, 2027 or such earlier date as prescribed herein.

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first above written.

H.B. FULLER COMPANY

By: _________________________________
_____________________________________ Participant: Date: _________________________________